Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

Aiken, South Carolina (October 30, 2020) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and results for the three and nine month periods ended September 30, 2020.

Net income was $905,000, or $0.28 per common share, for the quarter ended September 30, 2020, a decrease of $1.3 million or 59.2%, compared to $2.2 million, or $0.75 per common share, for the third quarter of 2019. Year to date net income was $4.0 million, or $1.25 per common share, a decrease of $2.2 million or 35.6%, compared to $6.2 million, or $2.10 per common share, during the nine months ended September 30, 2019. The decrease in earnings was primarily the result of a significant increase in loan loss provisions in response to the current economic impact of the ongoing COVID-19 pandemic.

Response to COVID-19
The impact of COVID-19 continues to evolve and its future economic effects are still uncertain. The actual financial impact, including loan loss provisions, will depend on many factors beyond the Company’s control; however, the Company is taking every step to protect the health and safety of its employees and customers. Many of our non-branch personnel are working remotely and the majority (12 out of 17) of our branch lobbies are temporarily closed; however, we continue to assist customers through our drive through facilities, ATMs, Online/Mobile Digital Platforms or by appointment.
The Bank is working closely with its customers and other members of our communities who have experienced economic hardship to guide them on their options for financial assistance, including the federal government’s Paycheck Protection Program (PPP) and other relief options such as payment deferrals and waived fees. As of September 30, 2020, the Bank provided over $75 million in funding to over 1,450 customers through the PPP and has now begun the forgiveness process.  In addition, through a partnership with the City of Aiken, Aiken Corporation and the Aiken Chamber of Commerce, the Bank implemented a small business loan program, which provided over $464,000 of funding to 47 local businesses. This program concluded during the second quarter of 2020.
The CARES Act, signed into law on March 27, 2020, amended GAAP with respect to the modification of loans to borrowers affected by the COVID-19 pandemic. Among other criteria, this guidance provided that short-term loan modifications made on a good faith basis to borrowers who were current as defined under the CARES Act prior to any relief, are not TDRs. This includes short-term (e.g. six months) modifications such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant. To qualify as an eligible loan under the CARES Act, a loan modification must be 1) related to COVID-19; 2) executed on a loan that was not more than 30 days past due as of December 31, 2019; and 3) executed between March 1, 2020, and the earlier of a) 60 days after the date of termination of the national emergency by the President or b) December 31, 2020.
Since March 31, 2020 the Bank has approved over 300 loan modifications related to the COVID-19 pandemic with a combined loan balance, net of deferred fees, totaling $115 million. These modifications consisted of deferral of regularly scheduled principal and interest payments for three to six months. The majority of these deferrals have resumed regular principal and interest payments and as of September 30, 2020, the total outstanding balance of deferred loans related to the COVID-19 pandemic was $4.3 million, including $4.0 million for commercial real estate loans. Loan modifications in accordance with the CARES Act are still subject to an evaluation in regards to determining whether or not a loan is deemed to be impaired.

Third Quarter Financial Highlights
•	Net interest income increased $558,000, or 7.6%, to $7.9 million
•	Total non-interest income increased $580,000, or 24.1%, to $3.0 million
•	Total non-interest expense increased $697,000, or 10.0%, to $7.7 million
•	Average interest earning assets of $1.0 billion
•	Average interest bearing liabilities of $836 million
	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2020	9/30/2019
Total interest income	$ 9,339	$ 9,641
Total interest expense	1,431	2,291
Net interest income	7,908	7,350
Provision for loan losses	2,200	75
Net interest income after provision for loan losses	5,708	7,275
Non-interest income	2,988	2,408
Non-interest expense	7,686	6,989
Income before income taxes	1,010	2,694
Provision for income taxes	105	475
Net income	$ 905	$ 2,219
Earnings per common share (basic)	$ 0.28	$ 0.75

Year to Date (Nine Months) Comparative Financial Highlights
•	Net interest income increased $400,000, or 1.8%, to $22.1 million, as the decline in interest expense exceeded the decline in interest income
•	Non-interest income increased $1.5 million or 21.0%
•	Non-interest expense increased $1.3 million or 6.4%
•	Average interest earning assets grew $114 million to $1.0 billion
•	Average interest bearing liabilities grew $77 million to $828 million
	Nine Months Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2020	9/30/2019
Total interest income	$ 27,533	$ 27,801
Total interest expense	5,407	6,075
Net interest income	22,126	21,726
Provision for loan losses	3,600	175
Net interest income after provision for loan losses	18,526	21,551
Non-interest income	8,590	7,097
Non-interest expense	22,321	20,975
Income before income taxes	4,795	7,673
Provision for income taxes	810	1,481
Net income	$ 3,985	$ 6,192
Earnings per common share (basic)	$ 1.25	$ 2.10

Credit Quality

•
Year-to-date provision for loan losses increased to $3.6 million compared to $175,000 for the same period last year due to the increased risk of charge-offs from loan defaults as a result of the ongoing COVID-19 pandemic

•	Non-performing assets improved to $4.0 million at September 30, 2020
•	Allowance for loan losses as a percentage of gross loans was 2.41% at September 30, 2020 compared to 2.01% at December 31, 2019 and 1.91% at September 30, 2019
	Quarter Ended		Nine Months Ended
(Dollars in thousands)	9/30/2020	9/30/2019	9/30/2020	9/30/2019
Provision for loan losses	$ 2,200	$ 75	$ 3,600	$ 175
Net charge-offs (recoveries)	$ 31	$ 70	$ (20)	$ 588

At Period End (dollars in thousands):	9/30/2020	12/31/2019	9/30/2019
Non-performing assets	$ 3,995	$ 4,114	$ 4,786
Non-performing assets to gross loans	0.75%	0.90%	1.04%
Allowance for loan losses	$ 12,846	$ 9,226	$ 8,759
Allowance to gross loans	2.41%	2.01%	1.91%

Balance Sheet Highlights and Capital Management
•	Total assets increased $166 million during the first nine months of 2020 to $1.1 billion at September 30, 2020
•	Net loans receivable increased $75 million or 16.6% since the prior year end and $74 million or 16.4% from one year ago
•	Investment and mortgage-backed securities increased $87 million or 20.0% during the year to $521 million
•	Total deposits increased $133 million or 17.3% during the year to $905 million at September 30, 2020, primarily due to PPP funds deposited
•	Book value per share increased to $33.52 at September 30, 2020 from $31.03 at December 31, 2019

Dollars in thousands (except per share amounts)	9/30/2020	12/31/2019	9/30/2019
Total assets	$ 1,129,203	$ 963,228	$ 991,261
Cash and cash equivalents	15,607	12,563	13,793
Total loans receivable, net *	527,870	452,859	453,641
Investment and mortgage-backed securities	520,650	433,892	459,660
Deposits	904,792	771,407	814,620
Borrowings	105,948	90,917	73,988
Shareholders' equity	109,051	91,758	92,302
Book value per share	$ 33.52	$ 31.03	$ 31.22
Total risk based capital to risk weighted assets (1)	19.6%	19.4%	17.0%
CET1 capital to risk weighted assets (1)	18.3%	18.2%	15.7%
Tier 1 leverage capital ratio (1)	9.7%	10.4%	9.3%
* Includes PPP loans of $75.3 million at 9/30/2020
(1)- Ratio is calculated using Bank only information, and not consolidated information

Security Federal has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open next year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.